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2018 Shareholder Webcast May 10, 2018

Agenda 10:00 Welcome 10:05 Executive Compensation Overview 10:30 Shareholder Proposals 10:45 Q&A 2

Opening Remarks & Agenda - Slide 2 Good morning and welcome to today’s shareholder webcast. Over the next hour, Randy Powers, Manager, Compensation, Benefit Plans and Policies will cover key highlights of ExxonMobil’s executive compensation program and I will briefly touch on the four shareholder proposals. We realize you might be engaging with several companies during this time of the year so we would like to thank you for taking the time to participate this morning. As in prior years, this webcast is part of a broad shareholder outreach effort. We will leave time today at the end of our prepared remarks for questions and answers. Please feel free to submit your questions via the Internet at any time during the session.

Cautionary Statement Executive Compensation Overview Statements regarding future events or conditions are forward looking statements. Actual future results, including project plans, schedules, and results, as well as the impact of compensation incentives, could differ materially due to changes in oil and gas prices and other factors affecting our industry, technical or operating conditions, and other factors described in Item 1A Risk Factors in our most recent Form 10 K. References to oil equivalent barrels and other quantities of oil and gas herein include amounts not yet classified as proved reserves under SEC rules, but which are expected to be ultimately moved into the proved category and produced in the future. Footnotes and Definitions. Footnotes used in this presentation are presented on slide 23. See also the Frequently Used Terms on slide 24 for definitions of important terms relating to compensation used in this presentation. For more information on return on average capital employed (“ROCE”), cash flow from operations and asset sales, and total shareholder return referenced on slide 7 see the Frequently Used Terms available on the Investors page of our website at www.exxonmobil.com. The term “project” can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports. 3

Cautionary Statement Slide 3 Please note the cautionary statement on this slide; compensation related terms and footnotes are included at the end of this presentation.

Shareholder Engagement Ongoing engagement is essential Keeps shareholders informed on relevant business matters Variety of venues: Shareholder meetings, including Annual Shareholder Meeting Publications and website Webcasts Established procedures for direct communications with Directors Value shareholder input; considered in company deliberations

Shareholder Engagement – Slide 4 We believe ongoing engagement with our shareholders is vitally important, and keeping shareholders informed on relevant business matters is a key priority for us. The Company connects with shareholders through a variety of venues. We engage directly with key shareholders throughout the year to maintain contact and address matters of interest, and we strive to respond to all shareholder inquiries. Of course, the Annual Shareholders Meeting is a time when we interface with many individual and institutional shareholders. Our corporate website, Company publications, and webcasts such as this, are other ways that we communicate with you and provide important information about your Company. The Board also has established procedures for shareholders to communicate with individual directors, including the Presiding Director, Board committee members, or the non employee directors as a group. More information about the process for communicating with directors may be found on page 14 of our proxy statement. Our key message here is that we welcome and value input from all shareholders; such input is taken seriously by the Company and considered in Company deliberations. I will now turn it over to Randy who will review our executive compensation program.

Key Messages Linking Performance to Pay Tying Pay to Shareholder Experience Responding to Shareholder Feedback CEO Pay Governance Practices 5

Executive Compensation Overview – Slide 5 Thank you Jeff. I would like to start today’s overview by reflecting on the strategic design choices in our executive compensation program that underpin our goal of achieving sustainable growth in shareholder value. Specifically, our compensation program is designed to link executive pay to business performance and tie executive pay to the experience of long-term shareholders. I will review how these two design strategies work, how our shareholder engagement process continues to result in improvements in our program and disclosure, how we paid our CEO in 2017, and finish up with a short review of our governance practices. Before I move into the specific details of our compensation program, I would like to share with you a comment regarding an important design feature that I will emphasize throughout the discussion this morning: ExxonMobil’s incentive program incorporates performance criteria at grant, versus vest, which creates a strong linkage between performance and pay, while allowing for longer restriction periods. By applying the performance criteria at grant, we eliminate the constraint inherent in alternative programs that involve short-term target setting whereby performance and restriction periods must be shorter, three years or less, in order to maintain line of sight to develop credible and achievable targets. These shorter performance and restriction periods do not align with ExxonMobil’s business model. Moving the performance criteria to the grant determination eliminates this short-term line of sight requirement and allows for longer restriction periods and true alignment with the experience of long-term shareholders. Given the significant performance hurdles designed into our program at grant, which I will speak about in greater detail, combined with restriction periods that are three times longer than most comparator companies, the ExxonMobil program has a very strong pay-for-performance basis.

Key Messages – Why Vote “FOR” Say on Pay? Compensation program links Company performance to executive pay Reduced 2017 performance share awards for CEO and other Named Executive Officers due to 10 year Total Shareholder Return (TSR) performance that is not leading average of industry peers Industry leading performance across all other metrics Increase in 2017 earnings resulted in annual bonus program higher than 2016 Pay for CEO position is at 44th percentile of benchmark CEOs(1) Executive pay tied to shareholder experience Over 60 percent of CEO pay delivered in the form of performance shares, with restriction periods of 5 years, 10 years, and longer Long restriction periods expose executives to the full impact of the commodity price cycle, and prevent monetization of awards before the impact of business decisions becomes known Shareholder feedback continues to result Executive in program and disclosure pay tied to improvements shareholder Confirmed the time period (10 years) used to determine Company performance against key metrics Decoupled performance metrics for the short term bonus program from the long term performance share program Provided more specificity as to how the Compensation Committee (CC) determines the size of annual performance share awards Clarified relative Company performance on key metrics against industry 6

Key Messages – Why Vote “FOR” Say on Pay? – Slide 6 This slide contains 3 key messages. First, our compensation program links executive pay to Company performance: In 2017, the performance share awards for our CEO and other NEOs were reduced because our 10 year Total Shareholder Return (TSR) performance was not leading the average of industry peers even though we led in all other performance metrics. At the same time, our Company earnings increased in 2017, which resulted in a higher annual bonus program versus 2016. Over the last 10 year period (2008 to 2017), the sum of realized plus all unrealized compensation for our CEO position is at the 44th percentile of compensation benchmark company CEOs. Second, executive pay is tied to long term shareholder experience. Because the majority of senior executive pay is delivered in performance shares with long restriction periods, CEO compensation is ultimately tied closely to share price at vest, which achieves alignment with the experience of long term shareholders. Third, I would like to reiterate a point that Jeff made earlier. Shareholder engagement is very important to us, including the feedback we receive through our engagement process as well as this webcast. This year, we have made a number of changes to our program and disclosure based on that feedback, which I will outline as we go through the presentation. As indicated on the chart, the main items of shareholder feedback to which we responded in our disclosure were: A request for more granularity regarding the time period over which business performance is measured, which we have confirmed as 10 years in this year’s disclosure. A suggestion that we decouple the performance metrics of the short term bonus program from the long term performance share program. A request for more clarity on how the Compensation Committee determines the size of annual share grants. A suggestion that we provide more specificity regarding our relative Company performance against peers.

Linking Performance to Pay Performance Share Program Industry leading performance on pre established performance metrics over investment lead times of the business (10 years) is required to maximize performance share award Outstanding performance in one metric will not cancel out poor performance in another Executive officers are expected to perform at the highest level or they are replaced Safety & Return on Average Cash Flow from Strategic Objectives, Performance Total Shareholder Operations Capital Employed Operations and Business Results & Metrics (10 year) Return (TSR) Integrity*(ROCE)* Asset Sales Project Execution vs. U.S. Petroleum Rank Position vs. Rank Position vs. vs. Average of Assessment Criteria CC Assessment Industry Benchmark Industry Peers Industry Peers Industry Peers Status Leading Leading Leading Not Leading Strong Results *Highest priority metrics considered by CC 7

Linking Performance to Pay – Slide 7 Performance against 5 pre established metrics over investment lead times of the business (10 years) forms the basis for determining awards in the performance share program. As indicated, the confirmation in our disclosure of 10 years as the time period the Compensation Committee uses to assess performance, as well as a more granular disclosure of relative company performance on key metrics, are the direct result of shareholder feedback. Looking now at how we performed: Performance is measured against companies within the oil and gas industry of similar scale and complexity, and industry leadership over the preceding 10 year period is required to achieve a maximum performance share award. Ten years approximates the investment lead times of our business. We continued to lead on workforce safety performance for both our employees and contractors. Considering Return on Average Capital Employed (ROCE), ExxonMobil has a balanced and highly competitive portfolio of resources, assets, and products, resulting in industry leading ROCE over the business cycle. As mentioned earlier, our 10 year TSR was not leading the average of industry peers, and on this basis, 2017 performance share awards were reduced for the CEO and Named Executive Officers. You will also note that the Compensation Committee replaced the Free Cash Flow metric with Cash Flow from Operations and Asset Sales, which not only encourages cash generation but is neutral to the uses of cash. While we still lead industry peers in both metrics, Cash Flow from Operations and Asset Sales is a better metric for driving the right executive behaviors. Also, in the past, we have used Shareholder Distributions yield as a metric. While we continue to lead in this metric, it was removed this year as the TSR metric already reflects the value of dividend growth and share buybacks over time. Additionally, distribution yield metrics could inappropriately benefit from reductions in share price, and vice versa. We have disclosed our relative performance on these eliminated metrics on page 44 of our proxy so that shareholders can still see our leading position on these metrics over the relevant time period of 10 years. These changes in the metrics do not in any way diminish our strong commitment to the dividend and dividend growth, which remain a high priority for the Company. Finally, we experienced strong performance in achieving our strategic objectives, and our business results and project execution were also strong. When assessing Company performance, the Compensation Committee does not allow outstanding performance in one metric to cancel out poor performance in another, and if we determine that another executive would make a stronger contribution than a current executive officer, a succession plan is implemented and the incumbent is reassigned or separated. This reinforces the performance orientation of the program. For more granular detail on relative Company performance against each metric and our industry peers, please see our Executive Compensation Overview, pages 6 and 7 and the 2018 Proxy, pages 34 and 35.

Linking Performance to Pay Performance Share Program, continued Annual Process to Set Performance Share Grants Based on Business Performance and Market Orientation 1 Compensation Committee (CC) sets preliminary award levels, based on external benchmarking 2 CC assesses Company performance relative to industry peers based on pre established performance metrics 3 CC affects future market orientation by determining number of shares at grant based on relative Company performance assessed in Step 2 4 Stock price determines final market orientation of compensation at vest, 5 to 10+ years later 1OOth percentile Median 44th percentile* 0 percentile >60% of CEO pay is delivered in performance shares *Market orientation of CEO position over 10 year period from 2008 to 2017 2017 performance share awards reduced, reflecting the Compensation Committee’s assessment of Company TSR performance 8

Linking Performance to Pay, continued – Slide 8 On this slide, which is also in response to shareholder feedback, we are providing more granularity and clarity on how the Compensation Committee determines the size of annual performance share awards, which currently make up over 60 percent of CEO pay. First, maximum award levels are set by determining the competitive orientation of total pay against our compensation benchmark companies. Next, the Compensation Committee assesses relative Company performance against the five pre established performance metrics we discussed on the previous slide versus our peers in the industry. Finally, the Committee grants performance shares based on that assessment of Company performance and the market orientation of total compensation. In the case of 2017 performance share awards, the Committee decided to put downward pressure on the future market orientation of the CEO position by reducing the number of shares at grant as a result of TSR performance that was not leading the average of industry peers over the 10 year period through year end 2017. This process, combined with stock price performance, has resulted in a 44th percentile market orientation for our CEO position over the last 10 year period (2008 to 2017), the period that aligns with the investment lead times of our business.

Tying Pay to Shareholder Experience

Example **The Commodity Price Cycle**

- ExxonMobil's longer restriction periods ensure that executives are required to hold shares through the commodity price cycle
- An alternate, formula-based program with short-term target setting and three-year vesting would enable executives to monetize performance shares at a much faster pace
- In this example, shares are granted to an executive each year over the most recent 10-year period (2008-2017). In 2013, on the eve of a greater-than-50-percent decline in crude price, only **8 percent** of awards granted in the ExxonMobil program had vested. In the alternate program with three-year vesting, **58 percent** of awards granted would have vested – **7 times more** than the ExxonMobil program
- ExxonMobil executives, through this design feature of longer restriction periods, are encouraged to take a long-term view in business decision-making

Vested Shares Available to Sell Immediately Prior to 2013 Crude Oil Price Collapse[2]


58%
7x more
8%
ExxonMobil
Alternate

ExxonMobil

9

Tying Pay to Shareholder Experience – Slide 9 Finishing up our discussion of the performance share program, it is important not to underestimate the impact of long restriction periods on the number of performance shares that our executives are required to hold. Given the long term nature of the oil and gas business, it is crucial that executives are unable to monetize performance shares before significant downturns in the commodity cycle. With restriction periods of 5 years, 10 years, and longer on performance shares, ExxonMobil executives will experience the full impact of the commodity price cycle, similar to our long term shareholders. The example on this page, which also appears in our Executive Compensation Overview on page 3 and 2018 Proxy on page 31, shows that an alternate, formula based program with short term target setting and three year vesting would allow monetization of performance shares at a much faster pace. For example, in 2013, on the eve of a greater than 50 percent decline in crude price, only 8 percent of awards granted in the ExxonMobil program had vested versus the alternate program in which 58 percent would have vested (7 times more than the ExxonMobil program). Through this design feature of longer restriction periods, ExxonMobil executives must hold their shares through the commodity price cycles, and must take a long term view in making business decisions. Furthermore, this helps hold executives accountable for project success many years after making initial project investment decisions.

Linking Performance to Pay Bonus Program 1 Size of annual bonus determined by a formula, aligned with change in annual earnings (3) % change in annual earnings 2/3 % change in bonus program 2 Individual grant levels determined by the above formula and changes in pay grade; Compensation Committee can apply negative discretion for individual performance 3 Half of annual bonus delayed until cumulative earnings per share (EPS) reach a specified level; EPS threshold at $6.50 for 2014 through 2017 awards no reduction in EPS threshold during period of lower commodity prices and earnings Annual Bonus Award to CEO Position and ExxonMobil Earnings Annual Bonus (dollars in millions) ExxonMobil Earnings (dollars in millions) 5 4 3 2 1 0 2008 09 10 11 12 13 14 15 16 2017 50 40 30 20 10 0 10

Linking Performance to Pay – Slide 10 As we move to the annual bonus program, I’d like to reemphasize that we have now decoupled performance metrics for this program from the long-term performance share program. This change to the program is in response to shareholder feedback. Our annual bonus program ties executive compensation to annual business performance. The size of the annual bonus pool is determined by a formula, aligned with the change in Company earnings, and has been applied consistently in each of the last 16 years, including years in which earnings declined. The annual bonus is intended to be a low percentage of total compensation to ensure that it does not undermine the long-term priority of the overall executive compensation program. For example, the annual bonus paid to the CEO was 11 percent of his 2017 reported pay. To determine the bonus pool size, we multiply the percent change in annual earnings by 2/3. The result is the percent change in the bonus pool from the previous year. Because of the increase in earnings from 2016 to 2017, the overall bonus program for 2017 was increased by 40 percent. However, even with this increase, the 2017 program is still nearly 50-percent lower than the 2012 bonus program. To determine individual bonus grants, we use the formula shown on this slide, as well as changes in the executive’s pay grade. The Compensation Committee can apply negative discretion for individual performance concerns. Half of the annual bonus is delivered at grant in cash, while the other half is delayed until cumulative earnings per share reaches a certain, specified level. The EPS threshold for paying out the deferred portion is $6.50 per share, and that threshold was not reduced during this period of lower commodity prices. We want to be clear that this delay feature is unique to ExxonMobil and is considered secondary to the primary performance metric of annual earnings. The delay feature increases the performance orientation of the short-term bonus program by putting half of the annual bonus at risk of forfeiture during the delay period.

Benchmarking and Scale/Complexity Scale of ExxonMobil vs. Benchmark Companies (4)(5) (2017 Revenue, dollars in billions) 250 200 150 100 50 0 ExxonMobil AT&T Ford Genera; Motors Chevron General Electric Boeing IBM Johnson & Johnson Procter & Gamble United Technologies Pfizer ExxonMobil Downstream ExxonMobil Chemical ExxonMobil upstream 11

Benchmarking and Scale/Complexity – Slide 11 I would like to finish this section by highlighting this chart which illustrates the scale of ExxonMobil and each business segment on the basis of 2017 revenue. All 3 business segments on a stand alone basis would rank among other large companies based on revenue. The primary factor in determining compensation levels by the Compensation Committee is business and individual performance, as measured across the five pre established performance metrics we covered previously. However, the Committee also believes that the compensation program should recognize that our senior executives are responsible for managing a larger investment on behalf of shareholders relative to that of most other large, publicly traded companies. And as such, the size and complexity of ExxonMobil are considered among several factors.

CEO Pay Reported Pay Salary Bonus Performance I All Other I Change in Share Award Compensation Pension Value (dollars in millions, rounded) $3.0 $0.5 $18.3 $2.4 $3.0 2015 $2.2 $0.6 $19.7 $1.7 $3.2 $3.3 $0.3 $10.8 $1.8 $1.2 2017 Total Reported Pay: $27.3 $27.4 $17.5 36% Reported Pay to CEO position in 2017 vs. 2016 Reduced 2017 performance share award due to 10 year Total Shareholder Return (TSR) performance that is not leading average of industry peers Industry leading performance across all other metrics Increase in 2017 earnings resulted in annual bonus program higher than 2016 12

CEO Pay Slide 12 Let me now shift to CEO compensation. The design objectives and features that we have been discussing translated into a 36-percent decline in reported pay to our CEO position from 2016 to 2017, from $27.4 million to $17.5 million, respectively. Some of that difference is the result of having a new incumbent in the role, as our philosophy requires our executives to grow into their roles over time as they gain experience. However, as we discussed, there was also a decrease in the performance share award based on our relative 10-year TSR performance that contributed to the difference in year-over-year reported pay for our CEO position. These impacts more than offset the increase in the bonus program, which is intentionally a small portion of overall pay. This approach is aligned with the Compensation Committee’s continuing emphasis on long-term compensation to match the nature of our business model and the experience of long-term shareholders.

CEO Pay 2008 to 2017 Reported Pay vs. Realized Pay Over 10 Year Period Reported Pay Realized Pay (dollars in millions) 40 35 30 25 20 15 10 5 0 2008 09 10 11 (6) 12 13 14 15 16 2017 Realized Pay as a Percentage of Reported Pay: 32% 31% 49% 71% 39% 56% 55% 57% 53% 29% Realized and Unrealized Pay(1) vs. Benchmark Companies Realized Pay: 20th 10 of 13 PERCENTILE POSITION Combined Realized and Unrealized Pay: 44 th PERCENTILE 8 of 13 POSITION 13

CEO Pay Slide 13 Looking at reported pay in isolation is not the most complete way to assess compensation. For this reason, we have also disclosed CEO realized and unrealized pay and have received positive feedback from our shareholders on the additional perspective it provides. In fact, on average, our CEO’s realized pay is 47 percent of reported pay for the 2008 to 2017 period. When you compare that realized pay to our compensation benchmark companies over the same period, pay for the ExxonMobil CEO position is at the 20th percentile, which is 10th out of the 13 companies. Finally, when you add unrealized pay to this analysis, which is the unvested portion of compensation that has been previously granted, ExxonMobil CEO pay is at the 44th percentile of benchmark companies over the same 2008 to 2017 period, which is 8th out of the 13 companies. We believe that this in depth analysis provides a more balanced and accurate perspective on how ExxonMobil’s CEO compensation compares to that of our compensation benchmark companies.

Sound Governance Practices Long restriction periods on performance shares result in required ownership that far exceeds typical stock ownership guidelines among compensation benchmark companies At retirement, ExxonMobil senior executives continue to have performance shares unvested and at risk of forfeiture for 10 years Unvested performance shares and the delayed payout of half of the annual bonus are subject to forfeiture for resignation or detrimental activity with no accelerated payout at retirement Bonus clawback policy No employment contracts, severance agreements, or change in control arrangements for the CEO and other Named Executive Officers No guaranteed bonuses or additional grants to balance changes in value of prior grants CEO Stock Ownership as Multiple of Base Salary ExxonMobil 36x Typical guideline among compensation benchmark companies 6x 14

Sound Governance Practices Slide 14 Our program is underpinned by sound governance practices, based on a desire to discourage inappropriate risk taking. Our long restriction periods on performance shares far exceed typical three year vesting that is common across most industries and are strongly integrated with our business model and the interests of our long term shareholders, which is particularly important in an industry with significant exposure to volatile commodity prices. The very nature of these long restriction periods, by design, results in required stock ownership that far exceeds typical stock ownership guidelines at our compensation benchmark companies. For example, our CEO has 36 times base salary in performance shares, compared to the typical 6 times base salary guideline at our compensation benchmark companies. Shares earned in the performance share program are restricted even beyond retirement, and unvested shares remain at risk of forfeiture for resignation or detrimental activity, as does the delayed portion of the annual bonus. Additionally, we do not use employment contracts, severance agreements, or change in control arrangements for the CEO and other Named Executive Officers.

Why Vote “FOR” Say-on-Pay Item 3: Advisory Vote to Approve Executive Compensation Compensation program links executive pay to Company performance Executive pay tied to shareholder experience Shareholder feedback continues to result in program and disclosure improvements

Why Vote “For” Say-on-Pay – Slide 15 In closing my comments on our executive compensation program, I would like to say, on behalf of your Board of Directors, we recognize your vote is important and encourage you to carefully consider the information provided today and vote FOR the advisory vote to approve executive compensation. Compensation program links executive pay to Company performance. Executive pay tied to shareholder experience. Shareholder feedback continues to result in program and disclosure improvements. ExxonMobil’s compensation program supports a durable business model that has weathered volatile commodity prices and industry business cycles for many years. The compensation program has established a strong culture of performance, integrity, and reliability With that, Jeff, I would like to turn it back to you.

2018 Energy and Carbon Summary (2nd edition) Substantial engagement with shareholders Addresses feedback, including 2017 proposal –Report on Impacts of Climate Change Policies Demand sensitivities Impacts from 2°C Scenarios Positioning for a lower-carbon energy future Technology Conducted session at March Analyst Meeting

Energy & Carbon Summary Slide 16 Thanks Randy. Next, I’d like to highlight our 2018 Energy & Carbon Summary, which was included in the proxy materials. We have had substantial engagement with our shareholders on this important topic. The second edition of the Energy & Carbon Summary addresses feedback from our shareholders, including the 2017 proposal, Report on Impacts of Climate Change Policies, which received majority support at last year’s shareholder meeting. In addition, it includes enhancements that have been requested by our shareholders as part of our engagements, such as: Demand sensitivities, including electric vehicles, Impacts from 2oC scenarios, How ExxonMobil is positioning for a lower carbon energy future, and Additional insight on our lower carbon technology pursuits. We encourage you to review the webcast of our Energy & Carbon Session that was conducted at our March Analyst Meeting. The webcast is available for replay in the investors section of our corporate website.

Shareholder Proposals Appreciate engagement of shareholders Some proposals satisfactorily addressed and excluded from proxy 16 Remaining proxy proposals generally agree on objectives, differ on approach Important to maintain constructive dialogue 17

Shareholder Proposals Slide 17 We appreciate the opportunities to engage with shareholders. Over the past year and a half (1/1/17 5/10/18), we have held over 100 such engagements in person or by teleconference. Each year, the Corporation receives a number of suggestions from shareholders, some of which are in the form of proposals to be presented at the annual meeting. We seek a dialogue with the proponents and co filers, and often we are able to reach agreement and exclude the proposal from the proxy. This year we reached an agreement on nearly half of the shareholder proposals received. For the remainder of the proposals, we are generally in agreement on the objectives, but differ on the approach. We are firmly committed to maintaining constructive dialogue with the proponents to better understand positions, and work toward mutually beneficial resolution.

Item 4: Independent Chairman Board recommends you vote Against: Agree with importance of a strong, independent Board All directors, including Presiding Director, are independent, other than CEO Retain flexibility to select the best leadership structure 18

Item 4: Independent Chairman Slide 18 A moment ago, I mentioned that many times ExxonMobil and its shareholders are able to agree on objectives, but occasionally cannot align on the approach to reach those objectives. The shareholder proposals covered on the next four slides are good examples. The Board recommends that you vote AGAINST these shareholder proposals. First, regarding the Independent Chairman proposal, we agree with the importance of a strong and independent board, dedicated to representing the interests of shareholders and providing oversight of Company management, including the CEO. We simply do not agree that a combined Chairman/CEO position hinders this objective. All directors, except the CEO but including the Presiding Director, are independent. The Board should retain flexibility to select the best leadership structure that will best serve the long term interests of its shareholders.

Item 5: Special Shareholder Meetings Board recommends you vote Against: Shareholders holding ≥10% of shares already have right to call special meetings Showing of good cause demonstrates legitimate purpose and informs shareholders 19

Item 5: Special Shareholder Meetings Slide 19 Next, on the proposal regarding special shareholder meetings, ExxonMobil shareholders currently have the right to call special shareholder meetings. This requires at least 10 percent of outstanding shares and a showing of good cause to disclose purpose and intent to all shareholders.

Item 6: Board Diversity Matrix Board recommends you vote Against: Diversity is a key attribute of Board composition and competency Detailed in proxy with Board member biographies and collective attributes Continued emphasis; gender/ethnic diversity exceeds S&P average 20

Item 6: Board Diversity Matrix – Slide 20 We agree that diversity of experience, background, gender and ethnicity are critical to the composition and competence of our Board, and that shareholders should know that our Board benefits from the varying perspectives that diversity brings. However, we do not agree that a prescribed matrix format is imperative in relating this information. Instead, we provide detailed bios, easily located in the proxy and on our website, on each individual director, as well as a summary of the collective competencies and diversity of the entire Board. Diversity remains a key emphasis for the Board; gender/ethnic diversity exceeds S&P average.

Item 7: Report on Lobbying Board recommends you vote Against: Support accountability and appropriate transparency Fully comply with federal and state lobbying disclosure requirements Company policy positions and lobbying details available online 21

Item 7: Report on Lobbying Slide 21 On the fourth and final shareholder proposal requesting a report on lobbying, we agree with appropriate transparency and disclosure of lobbying policy, activities and expenditures, and fully comply with both the spirit and letter of all federal and state laws on lobbying. Detailed information is available online including key issues and the Company’s position thereon, as well as lobbying activities and expenditures. This includes costs incurred in trade associations for lobbying. Again, we recognize your vote is important. We want you to carefully consider this information, provided in more detail in our proxy.

Questions

Questions Slide 22 This concludes our presentation. We appreciate all of you who have joined in to review these important topics. Your vote is important to us and we look forward to continuing our shareholder engagements throughout the year. We would now be happy to take a few questions.

Footnotes Executive Compensation Overview 1) Pay means the sum of Realized Pay and Unrealized Pay as described in the related Frequently Used Terms. 2) In the Example, for both the ExxonMobil and Alternate programs, 100 shares are granted each year from 2008 to 2017. For ExxonMobil performance share program, 50 percent of an annual grant of performance shares vests in 5 years and the other 50 percent vests in 10 years or retirement, whichever is later. For the hypothetical alternate formula-based program, shares would vest after 3 years based on TSR performance. Values shown represent percent of target shares that would pay out based on ExxonMobil’s actual relative three-year TSR rank versus our industry peers: Chevron, Royal Dutch Shell, Total, and BP. Payout schedule as follows: 200% of target if ranked 1; 150% of target if ranked 2; 100% of target if ranked 3; 50% of target if ranked 4; and, 0% of target if ranked 5. 3) Bonus program is based on estimates of year-end earnings made in November of each year, such that payment can occur in that calendar year. The purpose of the two-thirds adjustment in the formula is to mitigate the impact of commodity price swings on short-term earnings performance. 4) Benchmark companies are the same companies noted in the 2017 Proxy Statement, except that General Motors replaced Caterpillar. See Frequently Used Terms for a full list of benchmark companies. 5) Benchmark company data based on public information. Data represents the fiscal year ending in 2017. Excludes sales-based taxes and intersegment revenues. 6) Exercised last stock options granted in 2001 that would have expired in 2011. No stock options granted since 2001. 23

Frequently Used Terms Executive Compensation Overview Performance Share Program is the terminology used to describe our equity program to better reflect the strong connection between performance and pay. Compensation Benchmark Companies consist of AT&T, Boeing, Chevron, Ford, General Electric, General Motors, IBM, Johnson & Johnson, Pfizer, Procter & Gamble, United Technologies, and Verizon. For consistency, CEO compensation is based on compensation as disclosed in the Summary Compensation Table of the proxy statements as of April 27, 2018. Reported Payis Total Compensation reported in the Summary Compensation Table, except for 2008, where the grant date value of restricted stock as provided under current SEC rules is used to put all years of compensation on the same basis. Realized Pay is compensation actually received by the CEO during the year, including salary, current bonus, payouts of previously granted earnings bonus units (EBUs), net spread on stock option exercises, market value at vesting of previously granted stock based awards, and All Other Compensation amounts realized during the year. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date. Amounts for compensation benchmark companies include salary, bonus, payouts of non equity incentive plan compensation, and All Other Compensation as reported in the Summary Compensation Table, plus value realized on option exercise or stock vesting as reported in the Option Exercises and Stock Vested table. It excludes unvested grants, change in pension value, and other amounts that will not actually be received until a future date, as well as any retirement related payouts from pension or nonqualified compensation plans. Unrealized Pay is calculated on a different basis than the grant date fair value of awards used in the Summary Compensation Table. Unrealized Pay includes the value based on each compensation benchmark company’s closing stock price at fiscal year end 2017 of unvested restricted stock awards; unvested long term share and cash performance awards, valued at target levels; and the “in the money” value of unexercised stock options (both vested and unvested). For ExxonMobil, this also: (i) includes the unvested performance shares that were surrendered by the former CEO to comply with conflict of interest requirements associated with his appointment as U.S. Secretary of State on February 1, 2017 and assumes the vesting schedule that otherwise would have applied as a retired employee, including payout over 10 years; and (ii) excludes all unpaid earnings bonus units that were also surrendered by the former CEO to comply with the conflict of interest requirements. For compensation benchmark companies, if a CEO retired during the period, outstanding equity is included assuming that unvested awards, as of the retirement date, continued to vest pursuant to the original terms of the award.